EXHIBIT 10.2

AGREEMENT

This AGREEMENT (this “Agreement”) is entered into this 20th day of October, 2020, by and among Silicon Valley Bank (“Bank”), Oblong, Inc. (f/k/a Glowpoint, Inc.), a Delaware corporation (“Parent”), Oblong Industries, Inc., a Delaware corporation (“Oblong”), and GP Communications, LLC, a Delaware limited liability company (“GP Communications” and together with Parent and Oblong, individually and collectively, jointly and severally, “Borrower”).

Recitals
A.Bank and Borrower have entered into that certain Second Amended and Restated Loan and Security Agreement dated as of October 1, 2019, as amended by that certain Default Waiver and First Amendment to Second Amended and Restated Loan and Security Agreement by and between Bank and Borrower dated as of June 26, 2020 (as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”).
B.Borrower has requested that Bank accept a one-time cash payment in the amount of Two Million Five Hundred Thousand Dollars ($2,500,000.00) (the “Settlement Payment”) in satisfaction of the outstanding Obligations under the Loan Agreement.
C.Bank has agreed to accept such payment in satisfaction of the Obligations, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.
Agreement
    Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:
1.Definitions. Capitalized terms used but not defined in this Agreement shall have the meanings given to them in the Loan Agreement.
2.Satisfaction of Obligations. Subject to the satisfaction of the conditions precedent set forth in Section 5 below (including without limitation, Bank’s receipt of the Settlement Payment), without further action on the part of the parties hereto, (i) all indebtedness and payment obligations of Borrower to Bank under the Loan Agreement and any other related loan and collateral security documents that may have been issued by Borrower to Bank in connection with the transaction evidenced by the Loan Agreement (collectively, the “Loan Documents”; provided, however, “Loan Documents” shall not include any Bank Services Agreement or any warrant executed by Borrower in favor of Bank and subsequently assigned to SVB Financial Group) shall be paid and discharged in full; (ii) all unfunded commitments to make credit extensions or financial accommodations to Borrower or any other person under the Loan Agreement shall be terminated; (iii) except for the Cash Collateral (as defined below) pledged to secure Borrower’s obligations and liabilities in connection with Bank Services and Bank Services Agreements, all security interests and other liens of every type at any time granted to or held by Bank as security for such indebtedness and other obligations shall be terminated and automatically released without further action by Bank; (iv) all guaranties supporting the Loan Agreement shall be released without further action by Bank; and (v) all other obligations of Borrower under the Loan Documents shall be deemed terminated; provided, however, those obligations, liabilities, covenants, and terms that are expressly specified in any Loan Document as surviving that respective agreement’s termination, including without limitation, Borrower’s indemnity obligations set forth in the Loan Agreement, shall continue to survive notwithstanding this termination. Notwithstanding the terms and conditions stated in this Agreement, the Obligations do not include the amounts (such amounts, the “Bank Services Obligations”) that currently are or that may later be due and payable for services and products Bank shall continue to provide to Borrower after the date hereof pursuant to the terms of any Bank Services Agreement.
3.Bank Services. Borrower has granted to Bank a security interest in deposit account number(s) xxxxxxx, xxxxxxx, xxxxxxx held, maintained, or managed through Bank (each of which shall be a restricted account such that Borrower shall not be entitled to (a) withdraw or transfer any funds from any such account or otherwise dispose of the funds therein, and (b) place any liens on any such account other than in favor of Bank), and all income and interest thereon, and all renewals, substitutions, additions, replacements and proceeds thereof (the “Cash Collateral”)) to secure Borrower’s payment and performance related to such Bank Services Obligations.  Notwithstanding anything to the contrary in this Agreement, Bank’s security interest in and lien upon the Cash Collateral will not terminate or be released upon Bank’s receipt of the Settlement Payment and will remain in full force and effect on and after the date hereof and following the satisfaction of the conditions precedent set forth in Section 5 below. Such Cash Collateral, or the unutilized portion thereof, shall be returned to Borrower upon the latter to occur of the payment in full in cash of the Bank Services Obligations or the termination of Bank’s obligation under each Bank Services Agreement to make credit available to or on behalf of Borrower.
4.Release of Liens. Subject to the satisfaction of the conditions precedent set forth in Section 5 below, except with respect to any Bank Services Agreement and the Cash Collateral, Bank authorizes Borrower, or any other party on behalf of Borrower, to prepare and file any UCC-3 Termination Statements or other documents necessary to evidence the release of Bank’s security interests and liens it may have in any of Borrower’s property or assets and in any third party and any such third party’s property or assets that guaranteed the indebtedness and payment obligations of Borrower to Bank under the Loan Documents or provided collateral security therefore. Except with respect to any Bank Services Agreement and the Cash Collateral, Bank shall (i) if required by any third party, deliver to such third party such termination notices relating to any deposit or securities account control agreements or other notices terminating Bank’s security interest arising under the Loan Documents, and (ii) if applicable, return any pledged stock in Bank’s possession to the pledgor; provided, that any costs or expenses incurred by Bank with respect to such items (including all reasonable attorneys’ fees and expenses) shall be reimbursed promptly by Borrower on demand. Bank further agrees to procure, deliver, or execute and deliver to Borrower, from time to time, all further releases not specified above, certificates, instruments, and documents as may be reasonably requested by Borrower or which are required to evidence the consummation of the payoff contemplated hereby, in each case at the expense of Borrower (including all reasonable attorneys’ fees and expenses). Notwithstanding anything to the contrary contained herein, Borrower acknowledges and agrees that nothing contained herein is intended to be, and shall not be construed as, a release or discharge of Borrower’s obligations and liabilities to Bank in connection with Bank Services Agreements, or any liens or security interest securing such obligations and liabilities.
5.Effectiveness. Bank’s agreements hereunder shall be deemed effective upon Bank’s receipt of each of the following on or before October 23, 2020, as determined by Bank in its sole discretion:
(i)This Agreement duly executed by Borrower;
(ii)Bank’s receipt of the Settlement Payment in accordance with the wire instructions attached hereto as Exhibit A;
(iii)Bank shall have received a fully executed pledge and security agreement with respect to Borrower’s Bank Services;
(iv)Borrower shall have deposited at least $218,130.15 as cash collateral for Borrower’s Bank Services in one or more blocked deposit accounts at Bank; and

(v)Bank shall have received evidence that Borrower has received all approvals and consents required to enter into this Agreement and perform in accordance with the terms and conditions herein.
6.Release by Borrower.
a.Borrower hereby acknowledges and agrees that it has no offsets, defenses, causes of action, suits, damages, claims, or counterclaims against Bank, SVB Financial Group, or their respective officers, directors, employees, attorneys, representatives, predecessors, successors, and assigns (collectively, the “Bank Released Parties”) with respect to the Obligations, the Loan Documents, the Collateral, any contracts, promises, commitments or other agreements to provide, to arrange for, or to obtain loans or other financial accommodations to or for Borrower, and all actions taken or contemplated to be taken in connection with, arising from, or in any manner whatsoever relating to the foregoing, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, causes of action, suits, damages, claims, or counterclaims against one or more of the Bank Released Parties, whether known or unknown, at law or in equity, from the beginning of the world through this date and through the closing of the Acquisition (collectively, the “Released Claims”), all of them are hereby expressly WAIVED, and Borrower hereby RELEASES the Bank Released Parties from any liability therefor. Borrower hereby irrevocably agrees to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any suit, action, arbitration or proceeding of any kind, in any court or before any tribunal or arbiter or arbitration panel, against any Bank Released Party as to any Released Claim.
b.In furtherance of this release, Borrower expressly acknowledges and waives any and all rights under Section 1542 of the California Civil Code, which provides as follows:
A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.
c.This release may be pleaded as a full and complete defense and/or as a cross-complaint or counterclaim against any action, suit, or other proceeding that may be instituted, prosecuted or attempted in breach of this release. Borrower acknowledges that the release contained herein constitutes a material inducement to Bank to enter into this Agreement, and that Bank would not have done so but for Bank’s expectation that such release is valid and enforceable in all events.
d.By entering into this release, Borrower recognizes that no facts or representations are ever absolutely certain and it may hereafter discover facts in addition to or different from those which it presently knows or believes to be true, but that it is the intention of Borrower hereby to fully, finally and forever settle and release all matters, disputes and differences, known or unknown, suspected or unsuspected; accordingly, if Borrower should subsequently discover that any fact that it relied upon in entering into this release was untrue, or that any understanding of the facts was incorrect, Borrower shall not be entitled to set aside this release by reason thereof, regardless of any claim of mistake of fact or law or any other circumstances whatsoever. Borrower acknowledges that it is not relying upon and has not relied upon any representation or statement made by Bank with respect to the facts underlying this release or with regard to any of such party’s rights or asserted rights.
7.Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of California.
8.Integration. This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

9.Counterparts. This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

[Signature page follows.]

In Witness Whereof, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

BANK	BORROWER
Silicon Valley Bank	OBLONG, INC. (f/k/a Glowpoint, Inc.)
By: /s/ Mark Turk Name: Mark Turk Title: Managing Director	By: /s/ David Clark Name: David Clark Title: Chief Financial Officer
Oblong Industries, Inc. By: /s/ David Clark Name: David Clark Title: Chief Financial Officer
GP Communications, LLC By: /s/ David Clark Name: David Clark Title: Chief Financial Officer